Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (the "depositor") Ford Credit Auto Lease Trust 2011-A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

Boston Investor Meetings - Lease Securitization May 19, 2011

DISCUSSION AGENDA Business Update 3 Originations & Servicing, Portfolio Performance 16 Lease Securitization L-4 Floorplan Securitization F-4 Appendix

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 Ford Credit is experienced in the securitization of U.S. lease contracts, having completed 25 securitization transactions since 2004 The securities have been issued through various channels, including: Private transactions Bank-sponsored commercial paper conduits Rule 144A transactions

LEASE SECURITIZATION FORD CREDIT'S LEASE PORTFOLIO

Based on Year of Origination Weighted Average FICO Score Vehicle Type Original Term Residual as Percent of MSRP LEASE SECURITIZATION ORIGINATION CHARACTERISTICS

* Total Credit Loss as Percent of Total Acquisition Cost Cumulative Net Credit Losses by Origination Year* As of 6/30/10 LEASE SECURITIZATION CUMULATIVE NET LOSSES BY ORIGINATION YEAR

* Total Credit Loss as Percent of Initial Total Securitization Value Cumulative Net Credit Losses by Pool* As of 3/31/11 LEASE SECURITIZATION CUMULATIVE LOSSES BY POOL 2009-A 2010-A 2010-B

LEASE SECURITIZATION FORD CREDIT'S U.S. LEASE PORTFOLIO -- CREDIT PERFORMANCE See Appendix for footnotes

Source: Manheim Consulting LEASE SECURITIZATION MANHEIM INDEX Data through April 30, 2011

LEASE SECURITIZATION HISTORICAL RESIDUAL PERFORMANCE -- CALENDAR YEAR SUMMARY This table only includes information regarding leases that were originated after 2002. As a result, the information shown for the earlier years is not comparable to the performance of a mature portfolio and may not be meaningful. See Appendix for footnotes

LEASE SECURITIZATION QUARTERLY REPORTING EXAMPLE Ford Credit Auto Lease Trust 2010-B Quarterly Supplement Report - Residual Performance Ford Credit Auto Lease Trust 2010-B Quarterly Supplemental Report -- Payment Schedule of Remaining Leases as of March 31, 2011 * Return Rate equals the number of vehicles returned in a given month over the number of leases that terminated in the same month ** Residual Gain (Loss) per Returned Vehicle equals 1) the auction proceeds plus 2) excess wear and tear and excess mileage assessed minus 3) the residual portion of the securitization value of the vehicle The following table shows residual performance as calculated on the monthly investor report

Residual Gain (Loss) per Returned Vehicle as a % of ALG Residual Value LEASE SECURITIZATION RESIDUAL GAIN (LOSS) BY POOL FCALT 2009-A FCALT 2010-A

LEASE SECURITIZATION KEY BENEFITS OF FORD LEASE SECURITIZATION Origination practices and asset performance Consistent deal structure Sequential pay structure Expanded disclosure in Offering Memorandum and quarterly reporting* Significant model diversification * Quarterly reports can be found on the Ford Credit ABS website: http://www.fordcredit.com/ - Investor Center - ABS

Credit enhancements in our lease securitization programs are: Cash reserve Subordination of junior notes Overcollateralization (including residual interest in trust) Excess spread Transactions are structured to build enhancement over time Conservative structure is designed for investor, agency, and underwriter comfort, and is based on AAA criteria: Five times expected credit loss coverage 30 - 35% stress on residual values 100% return rate after stressed defaults Senior/subordinate, sequential pay structure LEASE SECURITIZATION TRANSACTION STRUCTURE

Securitization value is calculated using the lower of the ALG base residual value and contract residual value ALG base residual value is the first residual value received from ALG for the leased vehicle Contract residual value is set forth in the lease contract Deal overcollateralization is increased at deal inception if the updated aggregate residual market values from ALG are lower than the residual amount included in securitization value Ford Credit receives updated residual values from ALG at least six times per year ALG provides residual values for all vehicles in the Ford Credit portfolio Deal enhancement is increased if residual values have declined since inception but is not decreased if the residual values have improved since inception Enhancement levels are not adjusted after deal inception for residual value changes LEASE SECURITIZATION RESIDUAL VALUE CALCULATIONS

LEASE SECURITIZATION CREDIT ENHANCEMENT BUILD The overcollateralization is non-declining and increases as a percentage of the remaining pool over time. This provides additional protection to investors as the notes amortize

LEASE SECURITIZATION 2010-B TRANSACTION STRUCTURE

LEASE SECURITIZATION EXAMPLE ABS NOTE PAYMENT WATERFALL Class A-1 Principal until paid in full Class A-2 Principal until paid in full Class A-3 Principal until paid in full Class B Principal until paid in full Available funds from Exchange Note Fees and Expenses (up to $150,000) Administration Fees Class A Note Interest - Paid Pro-rata Class B Note Interest Regular Principal Payments Reserve Account Additional fees not paid above Residual Interest Principal Waterfall Class A-4 Principal until paid in full

LEASE SECURITIZATION FCALT 2010-B BOND STRUCTURE * Pricing at 75% of Prepayment Assumption Class Class Class Class Class Over- A-1 Notes A-2 Notes A-3 Notes A-4 Notes B Notes collateralization Total Principal Amount $260,000,000 $250,000,000 $255,000,000 $54,163,000 $48,373,000 $195,621,765 $1,063,157,765 Class Split 24.46% 23.51% 23.99% 5.09% 4.55% 18.40% Rating (S&P/Fitch) A-1+/F1+ AAA/AAA AAA/AAA AAA/AAA AA/AA WAL to Maturity * 0.39 1.10 1.60 2.12 Benchmark Interp. LIBOR EDSF EDSF Interp. Swaps Credit Spread 0.00% 0.35% 0.45% 0.50% Coupon 0.38341% 0.75% 0.91% 1.04% Not Offered

LEASE SECURITIZATION CREDIT ENHANCEMENT AND COLLATERAL COMPOSITION

LEASE SECURITIZATION COLLATERAL - VEHICLE MODEL FCALT 2010-A Deals Continue To Feature Significant Model Diversification FCALT 2010-B Model Concentrations Top 1: 12% Top 3: 30% Top 5: 45% Model Concentrations Top 1: 14% Top 3: 37% Top 5: 54%